Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-168494, 333-173060 and 333-180103) and on Form S-3 (Nos. 333-176621 and 333-183673) of our reports dated March 13, 2013, with respect to the financial statements of Trius Therapeutics, Inc. and the effectiveness of internal control over financial reporting of Trius Therapeutics, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2012.

/s/ Ernst & Young LLP

San Diego, California

March 13, 2013